Exhibit 99

CACI Issues Guidance for Its Fiscal Year 2017

Revenue projected to be $4.05 to $4.25 billion

Net income projected to be $150 million to $160 million

Operating cash flow expected to be greater than $240 million

FY 2016 guidance reiterated

ARLINGTON, Va.--(BUSINESS WIRE)--June 22, 2016--CACI International Inc (NYSE MKT: CACI), a leading information solutions and services provider to the federal government, issued its guidance for its Fiscal Year 2017 (FY17) which begins July 1, 2016, and reiterated its Fiscal Year 2016 (FY16) guidance.

Commentary

Ken Asbury, CACI’s President and CEO said, “Our FY17 guidance shows growth as a result of the successful integration and performance of National Security Solutions (NSS) and strong operating cash flow. We are entering the new fiscal year with a large backlog of business, a healthy pipeline of enduring opportunities, and the capabilities and enhanced position to pursue larger, more complex business where customers are seeking solutions rather than commoditized services.

“As we start FY17, we are confident in our market-focused strategy of winning business, delivering operational excellence, and deploying our capital for growth. We remain focused on providing innovative solutions and services that advance our customers’ most critical missions and produce long-term shareholder value.”

Guidance for Fiscal Year 2017

The table below summarizes our FY17 guidance ranges and represents our views as of June 22, 2016:

(In millions except for tax rate and earnings per share)	Fiscal Year 2017 Guidance
Revenue	$4,050 - $4,250
Net income attributable to CACI	$150 - $160
Effective corporate tax rate	38.0%
Diluted earnings per share	$6.02 - $6.43
Diluted weighted average shares	24.9

Following are the key factors related to our FY17 guidance:

  We expect that our gross profit margin will range between 33 percent and 34 percent.
  We anticipate that our indirect costs and selling expenses will be 12 percent to 14 percent higher than what we expect in FY16, driven by the additional seven months of NSS.
  Depreciation and amortization is expected to be approximately $66 million.
  Net interest expense is expected to be approximately $50 million.
  We expect that operating cash flow will be greater than $240 million.
  We expect that capital expenditures will total approximately $30 million, higher than in typical years due to a large facility consolidation.
  We expect a seasonal percentage decrease of quarterly revenue between the fourth quarter of FY16 and the first quarter of FY17 similar to the average of the last three years.

FY16 Guidance Reiterated

We are reiterating the FY16 guidance we issued on April 27, 2016. The table below summarizes our FY16 guidance and represents our views as of June 22, 2016:

(In millions except for tax rate and earnings per share)	FY 2016 Guidance
Revenue	$3,700 - $3,800
Net income attributable to CACI	$133 - $140
Effective corporate tax rate	37.6%
Diluted earnings per share	$5.37 - $5.65
Diluted weighted average shares	24.8

We have scheduled a conference call for 8:30 AM Eastern Time Thursday, June 23, 2016, during which members of our senior management will be making a brief presentation followed by a question-and-answer session to discuss the guidance and management’s performance expectations for the new fiscal year. You can listen to the conference call and view accompanying exhibits over the Internet by logging on to CACI’s website at www.caci.com at the scheduled time. You may also dial in to 1-888-771-4371, confirmation code 42651103. Slides of the presentation will be available on our website during the call. A replay of the call will also be available over the Internet, and can be accessed through CACI’s website (www.caci.com).

CACI provides information solutions and services in support of national security missions and government transformation for Intelligence, Defense, and Federal Civilian customers. A Fortune magazine World’s Most Admired Company in the IT Services industry, CACI is a member of the Fortune 1000 Largest Companies, the Russell 2000 Index, and the S&P SmallCap600 Index. CACI provides dynamic careers for over 20,000 employees worldwide. Visit www.caci.com.

There are statements made herein which do not address historical facts and, therefore, could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States and globally; terrorist activities or war; changes in interest rates; currency fluctuations; significant fluctuations in the equity markets; changes in our effective tax rate; failure to achieve contract awards in connection with re-competes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. government or other public sector projects, based on a change in spending patterns, implementation of spending cuts (sequestration) under the Budget Control Act of 2011, or any legislation that amends or changes discretionary spending levels under that act; changes in budgetary priorities or in the event of a priority need for funds, such as homeland security; government contract procurement (such as bid protest, small business set asides, loss of work due to organizational conflicts of interest, etc.) and termination risks; the results of government audits and reviews conducted by the Defense Contract Audit Agency, the Defense Contract Management Agency, or other governmental entities with cognizant oversight; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); market speculation regarding our continued independence; material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, and (iii) competition for task orders under Government Wide Acquisition Contracts (GWACs) and/or schedule contracts with the General Services Administration; the ability to successfully integrate the operations of our recent and any future acquisitions; our own ability to achieve the objectives of near term or long range business plans; and other risks described in our Securities and Exchange Commission filings.

CACI-Financial

CONTACT:
CACI International Inc
Corporate Communications and Media:
Jody Brown, Executive Vice President, Public Relations
703-841-7801
jbrown@caci.com
or
Investor Relations:
David Dragics, Senior Vice President, Investor Relations
866-606-3471
ddragics@caci.com